Exhibit 4.7.10

AMENDMENT NO. 9

TO THE NATIONAL CITY

SAVINGS AND INVESTMENT PLAN

(as amended and restated effective January 1, 2001)

National City Corporation, a Delaware corporation, and National City Bank, a national banking association, Trustee, hereby evidence the adoption of this Amendment No. 9 to the National City Savings and Investment Plan, as amended and restated as of January 1, 2001 (the “Plan”).

1. Effective January 1, 2007, Section 1.1 of Article I of the Plan is hereby amended by the deletion of paragraph (c) of subsection (15) thereunder and the substitution of a new paragraph (c) in lieu thereof to read as follows:

“(c) Credited Compensation shall not include any amounts paid to an Employee prior to his commencement of participation in accordance with Section 2.2 of the Plan. Effective January 1, 2007, Credited Compensation shall not include amounts paid more than 45 days following the Employee’s termination of employment or any severance payments regardless when paid.”

2. Effective January 1, 2007, Section 1.1 of Article I of the Plan is hereby amended by the deletion of paragraph (21) in its entirety and the substitution in lieu thereof of a new paragraph (21) to read as follows:

“(21) Employee: An employee of a Controlled Group Member and, to the extent required by Code Section 414(n), any person who is a “leased employee” of a Controlled Group Member. For purposes of this Subsection, effective as of January 1, 1987, a “leased employee” means any person who, pursuant to an agreement between a Controlled Group Member and any other person (“leasing organization”), has performed services for the Controlled Group Member on a substantially full-time basis for a period of at least one year, and such services are: (a) for Plan Years beginning prior to January 1, 1997, of a type historically performed by employees in the business field; or (b) for Plan Years beginning after December 31, 1996, performed under the primary direction or control of the Controlled Group Member. Contributions or benefits provided a leased employee by the leasing organization which are attributable to services performed for a Controlled Group Member will be treated as provided by the Controlled Group Member. A leased employee will not be considered an Employee of a Controlled Group Member, however, if (a) leased employees do not constitute more than 20 percent of the Controlled

Group Member’s nonhighly compensated work force (within the meaning of Code Section 414(n)(5)(C)(ii)) and (b) such leased employee is covered by a money purchase pension plan maintained by the leasing organization that provides (i) a nonintegrated employer contribution rate of at least 10 percent of Credited Compensation, (ii) immediate participation and (iii) full and immediate vesting. Directors acting solely in that capacity and persons classified by the Employer as independent contractors shall not be Employees. Employees who receiving severance payments in the form of salary continuation (other than persons receiving payments under the Provident Financial Group, Inc. Severance Benefit Plan) shall be deemed Employees for purposes of the Plan until the expiration of such payments. Notwithstanding anything in the foregoing sentences to the contrary, effective January 1, 2007, an individual shall cease to be an Employee on his termination of employment without regard to any subsequent severance payments.”

3. Effective January 1, 2006, Article III of the Plan is hereby amended by the deletion of Section 3.1 thereunder in its entirety and the substitution in lieu thereof of a new Section 3.1 to read as follows:

“3.1 Before-Tax Contributions. Upon enrollment pursuant to Sections 2.2 or 2.6, a Participant shall agree pursuant to a Salary Reduction Agreement to have his Employer make Before-Tax Contributions to the Trust of up to 20% of his unreduced Credited Compensation (in 1% increments) by means of pay period payments of the elected percentage. If a Participant’s Before-Tax Contributions must be reduced to comply with the requirements of Section 4.1 or 4.2 or the requirements of applicable law, the Plan Administrator shall limit such Participant’s Credited Compensation to that amount which when subject to the Participant’s elected rate of Before-Tax Contributions does not exceed the limits under Sections 4.1 or 4.2 or the requirements of applicable law.”

4. Effective January 1, 2006, Article III of the Plan is hereby amended by the deletion of Section 3.5 thereunder in its entirety and the substitution in lieu thereof of a new Section 3.5 to read as follows:

“3.5 Amount of Matching Employer Contributions. Subject to the provisions of the Plan and Trust Agreement, each Employer shall, as and to the extent it lawfully may, contribute to the Trust Fund on account of each month, Matching Employer Contributions in an amount equal to 115% of the Before-Tax Contributions for each such month for each Participant with respect to the first 6% of each such Participant’s Credited Compensation taken into account under Section 3.1. The Employer shall deliver its Matching Employer Contribution to the Trust Fund at the same time as the Before-Tax Contributions to which the Matching Employer Contributions relate are delivered. Notwithstanding the foregoing provisions of this Section, for any month during which an ESOP Loan is outstanding, ESOP Contributions and Supplemental ESOP Contributions shall be used to fund the Employers’ obligation to make Matching Employer Contributions pursuant to this Section and shall be applied as provided in Section 16.5.”

5. Effective October 7, 2006, Section 5.6 of Article V of the Plan is hereby amended by the deletion of paragraph (1) thereunder and the substitution in lieu thereof of a new paragraph (1) to read as follows:

“(1) Each Participant shall have the right from time to time to elect that all or a part of his interest in one or more of the Investment Funds (including amounts attributable to Employer Contributions) be liquidated and the proceeds thereof reinvested in any of the other Investment Funds. Such an investment-mix adjustment shall not affect investment of amounts received in the Trust as contributions, which shall continue to be invested pursuant to Section 5.5. Notwithstanding the foregoing provisions of this Section, a Participant may not elect that any part of his interest in the Capital Preservation Fund be liquidated and that the proceeds thereof reinvested in the Money Market Fund.”

6. Effective January 1, 2006, Section 6.13 of Article VI of the Plan is hereby amended by the deletion of paragraph (5) thereunder and the substitution in lieu thereof of a new paragraph (5) to read as follows:

“(5) Loans made pursuant to this Section:

(a) shall be made available to all Participants on a reasonably equivalent basis;

(b) shall not be made available to Highly Compensated Employees in a percentage amount greater than the percentage amount made available to other Participants;

(c) shall be secured by the Participant’s Loan Account; and

(d) shall be evidenced by a promissory note and security agreement executed by the Participant which provides for:

(i)	the security referred to in paragraph (c) of this Subsection;

(ii)	a rate of interest determined by the Committee in accordance with applicable law;

(iii)	repayment within a specified period of time, which shall not extend beyond five years;

(iv)	repayment in equal payments over the term of the loan, with payments not less frequently than quarterly; and

(v)	for such other terms and conditions as the Committee shall determine, which shall include provision that:

(A)

with respect to a Participant who is an Employee, the loan will be repaid pursuant to authorization by the Participant of equal payroll deductions over the repayment period sufficient to amortize fully the loan within the repayment period, provided, however, the Committee may waive the requirement of equal payroll deductions if the Employer payroll through which the Participant is paid cannot accommodate such deductions;

(B)	the loan shall be prepayable in whole at any time without penalty; and

(C)	the loan shall be in default and become immediately due and payable upon the first to occur of the following events:

(I) the Participant’s failure to make required payments on the promissory note by the end of the calendar quarter following the calendar quarter in which such payment was due; or

(II) in the case of a Participant who is not an Employee, distribution of his Account; or

(III) in the case of a Participant who is an Employee, 60 days following his termination of employment with the Controlled Group; or

(IV) the Participant’s death; or

(V) the filing of a petition, the entry of an order or the appointment of a receiver, liquidator, trustee or other person in a similar capacity, with respect to the Participant, pursuant to any state or federal law relating to bankruptcy, moratorium, reorganization, insolvency or liquidation, or any assignment by the Participant for the benefit of his creditors.”

7. Effective as of the dates set forth herein below, Article XVII of the Plan is hereby amended by adding the following new Sections at the end thereof:

“17.50 Appendix AX – Relating to the acquisition of Harbor Florida Bancshares, Inc. by National City Corporation. Attached hereto and made a part of this Plan is Appendix AX which relates to the acquisition of Harbor Florida Bancshares, Inc. by National City Corporation and is effective as of November 30, 2006.

17.51 Appendix AY – Relating to the acquisition of Forbes First Financial Corporation by NC Acquisition Corp. Attached hereto and made a part of this Plan is Appendix AY which relates to the acquisition of Forbes First Financial Corporation By NC Acquisition Corp and is effective as of August 15, 2006.

17.52 Appendix AZ – Relating to the acquisition certain assets of Valley Financial Group, Inc. by National City Insurance Group, Inc. Attached hereto and made a part of this Plan is Appendix AZ which relates to the acquisition certain assets of Valley Financial Group, Inc. by National City Insurance Group, Inc. and is effective as of September 1, 2006.

17.53 Appendix BA – Relating to the acquisition of certain assets of SSG Capital Advisors, LP by NatCity Investments, Inc. Attached hereto and made a part of this Plan is Appendix BA which relates to the acquisition of certain assets of SSG Capital Advisors, LP by NatCity Investments and is effective as of August 8, 2006.

17.54 Appendix BB – Capstone Realty Advisors, LLC Retirement Plan – Merger into this Plan. Attached and made a part of this Plan is Appendix BB relating to and providing for the merger of the Capstone Realty Advisors, LLC Retirement Plan into this Plan, effective July 7, 2006 (or such later date as may be required by applicable law).

17.55 Appendix BC – Information Leasing Corporation 401(k) Plan – Merger into this Plan. Attached and made a part of this Plan is Appendix BC relating to and providing for the merger of the Information Leasing Corporation 401(k) Plan into this Plan, effective December 20, 2006 (or such later date as may be required by applicable law).

17.56 Appendix BD – Relating to the acquisition of certain assets from John and Rita Light d/b/a Stellar Group by National City Insurance Group, Inc. Attached hereto and made a part of this Plan is Appendix BD which relates to the acquisition of certain assets of Stellar Group by National City Insurance Group, Inc and is effective as of April 28, 2006.

17.57 Appendix BE – Relating to the acquisition of certain assets of HE Hoffman Group, Inc. by National City Insurance Group, Inc. Attached hereto and made a part of this Plan is Appendix BE which relates to the acquisition of certain assets of HE Hoffman Group, Inc. by National City Insurance Group, Inc and is effective as of November 30, 2006.”

This Amendment No. 9 is executed at Cleveland, Ohio this 19th day of December, 2006 but effective as otherwise set forth above.

NATIONAL CITY BANK, TRUSTEE		NATIONAL CITY CORPORATION

By:	/s/ Christopher J. Dziak	By:	/s/ Jon N. Couture
Title:	Assistant Vice President	Title:	Senior Vice President and Corporate HR Director

		By:	/s/ Jeffrey D. Kelly
		Title:	Vice Chairman and CFO

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